Exhibit 4.12

XG TECHNOLOGY, INC.

SERIES D WARRANT (the “Warrant”)

Warrant No. [●]	Original Issue Date: [●], 2015

XG TECHNOLOGY, INC., a Delaware corporation (the “Company”), hereby certifies that, for value received, [●] or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of [●] Class B Units (the “Units”) (subject to adjustment as provided herein), with each Unit consisting of (i) one Pre-funded Series B Warrant (a “Pre-funded Series B Warrant”) to purchase one share of common stock, $0.00001 par value, of the Company (the “Common Stock”, and each share of Common Stock underling a Pre-funded Series B Warrant, an “Option Series B Warrant Share”) and (ii) 0.5 of a Series A Warrant in the form attached hereto as Exhibit A to purchase one share of Common Stock (an “Option Series A Warrant Share”, and, together with the Option Series B Warrant Shares, the “Optional Shares”) of the Company at the Exercise Price (as defined and adjusted from time to time as provided herein), at any time and from time to time on or after the Closing Date (the “Trigger Date”) and through and including 5:00 P.M., New York City time, on [●], 2015 (the “Expiration Date”), and subject to the following terms and conditions:

The original issuance of the Warrants and the Units by the Company has been registered pursuant to a Registration Statement on Form S-1 (File No. 333-203853) (together with any registration statement filed by the Company pursuant to Rule 462(b) under the Securities Act, the “Registration Statement”).

Section 1.          Definitions.

“Affiliate” of a person means a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Exercise Price” means (i) $[●] per Unit, from the Trigger Date to the close of trading on the 60th Trading Day following the Trigger Date, or, effective beginning on the third Trading Day immediately preceding such 60th Trading Day, (ii) the lower of (A) the then-effective Exercise Price per Unit and (B) 80% of the closing price of the Common Stock on the Trading Market on such 60th Trading Day, beginning at the close of trading on the 60th Trading Day following the Trigger Date.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

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“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“Trading Day” means any day on which trading of the Common Stock occurs on the applicable Trading Market.

“Trading Market” means the NASDAQ Capital Market or, if the Company’s Common Stock is not then listed on the NASDAQ Capital Market, then such exchange or quotation system on which the Common Stock then primarily trades.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable Trading Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 15(b) hereof. All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

Section 2.          List of Warrant Holders. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder from time to time). The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 3.          List of Transfers.

(a)          This Warrant, the Units, the Pre-funded Series B Warrants, the Series A Warrants and the Optional Shares are transferable.

(b)          The Company shall register any such transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Holder is responsible for any transfer taxes, fees or expenses payable upon such transfer.

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Section 4.          Exercise and Duration of Warrants.

(a)          All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by Section 10 hereof at any time and from time to time on or after the Trigger Date and through and including the Expiration Date. Subject to Section 11 hereof, at 5:00 p.m., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and no longer outstanding. In addition, if cashless exercise would be permitted under Section 10(b) hereof, then all or part of this Warrant may be exercised by the registered Holder utilizing such cashless exercise provisions at any time, or from time to time, on or after the Trigger Date and through and including the Expiration Date.

(b)          The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached here to (the “Exercise Notice”), completed and duly signed, and (ii) if such Holder is not utilizing the cashless exercise provisions set forth in this Warrant, payment of the Exercise Price for the number of Units as to which this Warrant is being exercised. The date the Exercise Notice is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date”; provided that the Exercise Price is paid by Holder to Company within two Trading Days of such Exercise Date. For the avoidance of doubt, the Exercise Notice does not need to be notarized or contain a medallion guarantee or any other guarantee of any nature. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Units. On or before the second (2nd) business day following the date on which the Company has received the Exercise Notice, the Company shall transmit a confirmation of receipt of the Exercise Notice to the Holder and also will notify the Company’s transfer agent.

(c)          If the Holder exercises this Warrant between the third (3rd) Trading Day immediately preceding the 60th Trading Day following the Trigger Date and the 60th Trading Day and the Exercise Price is subsequently adjusted to a lower price than that at which the Holder had exercised this Warrant at, then the Company will reimburse the Holder for the difference, within five (5) Trading Days following such 60th Trading Day.

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Section 5.          Delivery of Units.

(a)          Upon exercise of this Warrant, the Company shall promptly (but in no event later than three Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate (provided that, if the Registration Statement is not then effective and the Holder directs the Company to deliver certificates for any securities to be delivered under the Warrant in a name other than that of the Holder or an Affiliate of the Holder, it shall deliver to the Company on the Exercise Date an opinion of counsel reasonably satisfactory to the Company to the effect that the issuance of such securities in such other name may be made pursuant to an available exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities or blue sky laws), a certificate for such securities issuable upon such exercise, free of restrictive legends unless the Registration Statement is not then effective or such securities are not freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act. If the Optional Shares can be issued without restrictive legends, the Company shall, upon the written request of the Holder, use its best efforts to deliver, or cause to be delivered, the Optional Shares hereunder electronically through the Depository Trust and Clearing Corporation (“DTC”) or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver such securities electronically through DTC.

(b)          To the extent permitted by law, the Company’s obligations to issue and deliver Pre-funded Series B Warrants and Series A Warrants in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Pre-funded Series B Warrants and Series A Warrants. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

Section 6.          Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any Pre-funded Series B Warrants, Series A Warrants, Optional Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Pre-funded Series B Warrants and Series A Warrants upon exercise hereof.

Section 7.          Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

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Section 8.          Reservation of Optional Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Optional Shares upon exercise of the applicable warrant, as herein provided, the number of Optional Shares that are then issuable and deliverable upon the exercise of such warrants, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9 hereof). The Company covenants that all Optional Shares so issuable and deliverable shall, upon issuance and the payment of the applicable exercise price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

Section 9.          Certain Adjustments. The Exercise Price and number of Units issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a)          Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)          Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (including cash) (in each case, “Distributed Property”), then the Holder shall receive with respect to all Units the Distributed Property that such Holder would have been entitled to receive in respect of such number of Units had the Holder been the record holder of such Units immediately prior to the record date for such Distributed Property.

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(c)          Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of a majority of the outstanding shares of Common Stock tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of its outstanding Common Stock or any compulsory share exchange pursuant to which outstanding Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon any subsequent exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Units then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any successor entity shall pay in exchange for this Warrant at the Holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the Fundamental Transaction, an amount of cash equal to the value of this Warrant as determined in accordance with the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Common Stock equal to the VWAP of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the greater of 100% and the 60 day volatility obtained from the “HVT” function on Bloomberg L.P. determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction. The provisions of this paragraph (c) shall similarly apply to subsequent Fundamental Transactions.

(d)          Number of Units. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 9, the number of Units that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Units shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e)          Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f)          De Minimis Adjustments. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such price; provided, however, that any adjustment which by reason of this Section 9(f) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Section 9. All calculations under this Section 9 shall be made by the Company in good faith and shall be made to the nearest cent or to the nearest one hundredth of a share, as applicable. No adjustment need be made for a change in the par value or no par value of the Company’s Common Stock.

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(g)          Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company will, at its expense, notify the Holder in writing of the occurrence of such adjustment and, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Units or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Continental Stock Transfer & Trust Company, the transfer agent of the Company.

(h)          Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any definitive agreement for or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction at least 10 Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all reasonable steps to give Holder the practical opportunity to exercise this Warrant prior to such time; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

Section 10.        Payment of Exercise Price. The Holder may pay the Exercise Price in one of the following manners:

(a)          Cash Exercise. The Holder may deliver immediately available funds; or

(b)          Cashless Exercise. If an Exercise Notice is delivered at a time when the Registration Statement is not then effective, then the Holder may notify the Company in an Exercise Notice of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Units determined as follows:

X = Y [(A-B)/A] Where

X = the number of Units to be issued to the Holder

Y = the number of Units with respect to which this Warrant is being exercised

A = the VWAP for the five Trading Days immediately prior to (but not including) the Exercise Date

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B = the Exercise Price

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Units issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Units shall be deemed to have commenced, on the date this Warrant was originally issued.

After the Trigger Date, the Company shall use commercially reasonable efforts to maintain an effective Registration Statement registering the Units.

(c)          Company-Elected Conversion. (i) The Company shall provide to the Holder prompt written notice of any time that the Company is unable to issue the Units via DTC transfer(or otherwise without restrictive legend), because (A) the Securities and Exchange Commission (the “Commission”) has issued a stop order with respect to the Registration Statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdraw the effectiveness of the Registration Statement, either temporarily or permanently, or (D) otherwise (each, a “Restrictive Legend Event”). To the extent that a Restrictive Legend Event occurs after the Holder has exercised this Warrant in accordance with Section 4(b) but prior to the delivery of the Units, the Company shall (i) if the VWAP (as calculated above) of the Units is greater than the Exercise Price, provide written notice to the Holder that the Company will deliver that number of Units to the Holder as should be delivered in a cashless exercise transaction in accordance with Section 10(b), and return to the Holder all consideration paid to the Company in connection with the Holder’s attempted exercise of this Warrant pursuant to Section 4(b) (a “Company-Elected Conversion”), or (ii) at the election of the Holder to be given within five (5) days of receipt of notice of a Company Elected Conversion, the Holder shall be entitled to rescind the previously submitted Exercise Notice and the Company shall return all consideration paid by Holder for such shares upon such rescission. The Company shall provide to the Holder prompt written notice of the termination of the Restrictive Legend Event. If a Restrictive Legend Event is occurring as of the Expiration Date, the term of this Warrant shall be extended until the fifth (5th) business day after the termination of such Restrictive Legend Event.

Section 11.         No Fractional Shares. No fractional Optional Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the exercise price underlying the Optional Share.

Section 12.         Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address, respectively, specified in this Section 13 at or prior to 5:00 p.m. (New York City time) on any Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices or communications shall be: (a) if to the Company, to xG Technology, Inc., 240 S. Pineapple Avenue, Suite 701, Sarasota, FL 34236, Attention: Roger G. Branton, Facsimile No.: 941-954-5895, email: [●] (or such other address as the Company shall indicate in writing in accordance with this Section 13) or (b) if to the Holder, to the address or facsimile number appearing on the Warrant Register (or such other address as the Company shall indicate in writing in accordance with this Section 13). The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

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Section 13.         Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent provided any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

Section 14.         Miscellaneous.

(a)          This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(b)          All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of this Warrant and the transactions herein contemplated (“Proceedings”) (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of this Warrant, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

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(c)          The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(d)          In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(e)          Prior to exercise of this Warrant, the Holder hereof shall not, by reason of by being a Holder, be entitled to any rights of a stockholder with respect to the Units, Pre-funded Series B Warrants, Series A Warrants or Optional Shares.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

XG TECHNOLOGY, INC.

By:
Name: [●]
Title: [●]

EXERCISE NOTICE

XG TECHNOLOGY, INC.

WARRANT NO.      DATED       , 2015

Ladies and Gentlemen:

(1)	The undersigned hereby elects to exercise the above-referenced Warrant with respect to shares of Common Stock. Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)	The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	Cash Exercise under Section 10(a)

☐	Cashless Exercise under Section 10(b)

(3)	If the Holder has elected a Cash Exercise, the holder shall pay the sum of $ to the Company in accordance with the terms of the Warrant.

(4)	Pursuant to this Exercise Notice, the Company shall deliver to the Holder the number of Units determined in accordance with the terms of the Warrant.

(5)	By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) o the Securities Exchange Act of 1934) permitted to be owned under Section 11 of this Warrant to which this notice relates.

(6)	The DWAC information for the transfer of the shares of Common Stock is set out below.

HOLDER:

(Print Name)

By:
Name:
Title:

DWAC Information

Name of Holder’s broker:

Broker’s DTC No:

Name on Holder’s brokerage account:

Holder’s brokerage account number:

WARRANT ORIGINALLY ISSUED        , 2015
WARRANT NO.

FORM OF ASSIGNMENT

To be completed and signed only upon transfer of Warrant

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto              the right represented by the within Warrant to purchase          shares of Common Stock to which the within Warrant relates and appoints                    attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:

TRANSFEROR:

(print name)

By:
Name:
Title:

TRANSFEREE:

(print name)

(Address of Transferee)

In the presence of: